EXHIBIT 99.8

Consent of Independent Auditor

We hereby consent to the incorporation by reference in the Registration Statement on Form N-2 of PennantPark Investment Corporation of our report dated March 22, 2021 relating to the consolidated financial statements of PT Network Intermediate Holdings, LLC as of and for the years ended December 31, 2020 and 2019, respectively, which appear in this Annual Report on Form 10-K.

/s/ Dixon Hughes Goodman LLP

Tampa, Florida

March 22, 2021